As filed with the Securities and Exchange Commission on April 30, 2025

No. 333-213803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-213803

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BERRY GLOBAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	3089	20-5234618
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 Oakley Street, Evansville, Indiana 47710
(812) 424-2904
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason K. Greene

Berry Global Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Sophia Hudson, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-213803 (the “Registration Statement”) filed by Berry Global Group, Inc. (formerly known as Berry Plastics Group, Inc.) (“Berry”) with the Securities and Exchange Commission (the “SEC”) on September 26, 2016, registering 6,907,578 shares of common stock, par value $0.01 per share (the “Common Stock”), of Berry in connection with the acquisition of AEP Industries Inc., as amended by Amendment No. 1 to Registration Statement No. 333-213803, filed with the SEC on November 8, 2016, Amendment No. 2 to Registration Statement No. 333-213803, filed with the SEC on December 9, 2016, and Amendment No. 3 to Registration Statement No. 333-213803, filed with the SEC on December 15, 2016.

On April 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 19, 2024 (the “Merger Agreement”), by and among Amcor plc (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry, Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.

As a result of the transactions contemplated by the Merger Agreement, Berry has terminated all of the offerings and sales of Berry’s securities pursuant to the Registration Statement. In accordance with the undertakings made by Berry in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of Berry registered under the Registration Statement which remain unsold at the termination of the offering, Berry hereby removes from registration, by means of this Post-Effective Amendment, all of the securities of Berry registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Berry hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Berry has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 30th day of April, 2025.

Berry Global Group, Inc.

/s/ Michael J. Rumley
By: Michael J. Rumley
Title: Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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